Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Reports Solid First Quarter 2006 Results

— Achieves Levered Free Cash Flow 2 for the quarter –

— Refinancing yields $32 million in annualized interest savings —

LITTLETON, Colo. – May 2, 2006 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its first quarter 2006 financial results, including $186.2 million in revenue, $65.0 million in Modified EBITDA1 (“M-EBITDA”) and a net loss of $22.3 million.

“We had a great start to 2006,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We delivered another solid quarter of continued growth in revenue, customers and fiber connected buildings, while delivering strong margins. Sales and installation momentum grew throughout the quarter and into the second quarter. We achieved a key milestone producing levered free cash flow, demonstrating the success of our model and the strength of our overall strategy and execution.”

Highlights for the Quarter

For the quarter ending March 31, 2006, the Company –

•	Completed an offering of $373.8 million convertible senior debentures, and a secondary common stock offering by the Company’s principal shareholders of 22.3 million shares

•	Achieved $2.8 million of levered free cash flow [2], and $27.1 million of un-levered free cash flow [3]

•	Grew total revenue $14.6 million year over year, an increase of 9%, and $1.7 million sequentially, an increase of 1%

•	Grew service revenue (revenue before intercarrier compensation) by $14.6 million year over year, an increase of 9%, and $3.9 million sequentially, an increase of 2%

•	Grew enterprise revenue $15.8 million year over year, an increase of 17%, and $2.3 million sequentially, an increase of 2%

•	Grew data and Internet revenue $11.4 million year over year, an increase of 31%, and $3.4 million sequentially, an increase of 8%

•	Produced M-EBITDA of $65.0 million, 63% modified gross margin [4] and 35% M-EBITDA margin

•	Grew fiber connected buildings by 17% to nearly 6,200 buildings and increased customers by 13% year over year, reflecting continued strong enterprise growth

Year over Year Results –First Quarter 2006 compared to First Quarter 2005

Revenue

(The Company re-titled certain revenue categories to provide further clarity of the revenue components contained in each of these business lines. This reflects only a change in title and required no reclassification of prior period amounts. See new titles and definitions below.)

Revenue was $186.2 million for the current quarter, as compared to $171.6 million for the first quarter of 2005, an increase of $14.6 million. The primary components of the change included:

•	$15.8 million increase in revenue from enterprise customers

•	$1.1 million decrease from carrier revenue, which reflected new sales, offset by fluctuations in dispute resolutions and contract settlements

By product line, the percentage change in revenue year over year was as follows:

•	31% increase for Data and Internet services [5] due to success with Ethernet and IP-based product sales

•	6% increase for Voice services [6] primarily due to growth in bundled voice products

•	1% increase for Network services [7] due to increased enterprise sales

Monthly revenue churn remained unchanged at 1.3% for the first quarter of 2006 and 2005, as well as the fourth quarter of 2005. The Company expects to experience ongoing disconnects, including disconnects from carrier customers related to their merger activities and network grooming.

M-EBITDA and Margins

M-EBITDA grew $5.0 million to $65.0 million for the first quarter of 2006, reflecting an 8% increase over the same period last year. The increase in M-EBITDA primarily reflects strong revenue growth, offset by an increase in operating and selling, general and administrative costs (“SG&A”). Effective with the current quarter, the Company adopted SFAS 123R which resulted in a non-cash stock-based compensation charge to operating and SG&A costs of $.5 million and $2.4 million, respectively. Also, SG&A included a $4 million favorable tax settlement in the first quarter of 2005 that did not recur in the current quarter. Modified gross margin 4 was 63% for the quarter and 61% for the same period last year. M-EBITDA margin was 35% for both quarters.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss narrowed to $22.3 million, a loss of $.19 per share for the quarter, compared to a net loss of $35.2 million or $.30 per share for the first quarter of 2005.

The decrease in the net loss primarily reflects the growth in M-EBITDA and a decrease in net interest expense, which included $8.6 million of financing-related costs during the first quarter of 2005 which did not recur this quarter. The first quarter of 2006 reflected a charge of $.02 per share for non-cash stock-based compensation as a result of the implementation of SFAS 123R.

Sequential Results –First Quarter 2006 compared to Fourth Quarter 2005

Revenue

Revenue for the quarter was $186.2 million, as compared to $184.5 million for the fourth quarter of 2005, an increase of $1.7 million sequentially. In addition to typical seasonality, the primary components of the change included:

•	$2.3 million increase in revenue from enterprise customers

•	$1.5 million increase in carrier revenue due to new sales and fluctuations in contract settlements

•	$2.2 million decrease in intercarrier compensation, due to a settlement received in the fourth quarter that did not recur this quarter

By product line, the percentage change in revenue sequentially was as follows:

•	8% increase for Data and Internet services due to success with Ethernet and IP-based product sales

•	1% increase in Network services due to contract settlements

•	Voice services remained relatively unchanged with a $0.3 million decrease

M-EBITDA and Margins

M-EBITDA was $65.0 million for the first quarter of 2006 versus $70.7 million for the fourth quarter of 2005. The primary reason for the change was a favorable $2.3 million intercarrier compensation revenue settlement and other favorable operating cost settlements for the fourth quarter that did not recur in the current quarter. Additionally, the Company experienced normal seasonal cost increases in the first quarter including annual salary increases and higher payroll taxes. Modified gross margin was 63% for the current quarter compared to 66% in the prior quarter. Modified EBITDA margin was 35% compared to 38% in the prior quarter. Excluding the favorable revenue and cost settlements from the fourth quarter, Modified gross and EBITDA margins remained unchanged.

Net Loss

The Company’s net loss remained unchanged at $22.3 million, a loss of $.19 per share for both the first quarter of 2006 and the fourth quarter of 2005. The current quarter reflected an improvement of $.02 per share prior to recognition of the non-cash stock-based compensation as a result of the implementation of SFAS 123R.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $37.9 million for the quarter versus $39.3 million for the same period last year. For 2006, the Company expects capital expenditures to be approximately $165 to $175 million, which includes the cost of continued expansion and enhancement of its network, products and systems.

Financing and Equity Events

“Achieving a levered free cash flow inflection point is an important milestone for Time Warner Telecom,” said Mark Peters, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “Our strong financial position will enable us to explore many opportunities to further grow our business and optimize our cash flow.”

In March, the Company issued $373.8 million of 2 3/8% convertible senior debentures. Additionally in March, the Company called for the redemption of $400 million principal amount of its 10 1/8% senior notes, which were subsequently redeemed May 1, 2006. In the second quarter the Company will expense a $20.3 million call premium and $5.5 million of deferred debt costs related to the redemption. The Company funded the redemption with $362 million of net proceeds from the convertible debt offering and $58 million of cash on hand. The net annual interest savings from these financing events is approximately $32 million.

Also during the quarter the Company’s Class B shareholders completed a secondary common stock offering of 22.3 million shares of Class A common stock. The Company did not receive any proceeds from the offering. Following the offering, the principal shareholders hold a 37% economic interest and an 85% voting interest in the Company as of March 31, 2006.

Summary

“We are investing in the business to position ourselves to achieve further growth, both in terms of the size and nature of our customer wins, and also in our penetration of the enterprise customer segment,” said Herda. “Our focus is on taking the Company to the next level of growth and overall performance, and we are energized by the many opportunities we see in our future.”

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on May 3 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)	The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense or benefit, cumulative effect of change in accounting principle, and, beginning the first quarter of 2006, non cash stock-based compensation. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2)	The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense. Levered free cash flow is reconciled to M-EBITDA in the supplemental information posted on the Company’s website.

(3)	The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures. Un-levered free cash flow is reconciled to M-EBITDA in the supplemental information posted on the Company’s website.

(4)	The Company defines modified gross margin as Total Revenue less operating costs excluding the cost of SFAS 123R for non-cash stock-based compensation.

(5)	Data and Internet services, (no change in title) include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services, formerly titled “Switched services”, include traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(7)	Network services, formerly titled “Dedicated Transport services”, include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, storage and video, using state-of-the-art fiber optics.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operating Highlights and in the supplemental information posted on the Company’s website. In addition, management uses un-levered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures.

The Company also provides an adjustment to the measure gross margin by eliminating the non-cash compensation impacts of the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin, on pages 7 and 8 of the financial tables.

Forward Looking Statements

The statements in this press release concerning the outlook for 2006 and beyond, including expansion plans, revenue trends, growth prospects, sales activity, expected customer disconnections, cash flow and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2005 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31,
	2006	2005	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$86,356	$85,648	1%
Data and Internet services	48,117	36,696	31%
Voice services (formerly switched services) (2)	42,932	40,450	6%

Service Revenue	177,405	162,794	9%
Intercarrier compensation (3)	8,782	8,780	0%

Total Revenue	186,187	171,574	9%

Expenses
Operating costs (4)	70,058	66,807

Gross Margin	116,129	104,767
Selling, general and administrative costs (4)	53,962	44,779
Depreciation, amortization and accretion	60,129	58,006

Operating Income	2,038	1,982
Interest expense (5)	(28,694)	(39,797)
Interest income	4,395	2,721

Net loss before income taxes	(22,261)	(35,094)
Income tax expense	—	75

Net Loss	$(22,261)	$(35,169)

SUPPLEMENTAL INFORMATION TO RECONCILE IMPACTS OF NON-CASH STOCK-BASED COMPENSATION EXPENSE

Gross Margin	$116,129	$104,767
Add back non-cash stock-based compensation expense	489	—

Modified Gross Margin	116,618	104,767	11%

Selling, general and administrative costs	53,962	44,779
Add back non-cash stock-based compensation expense	2,352	—

Modified EBITDA	65,008	59,988	8%

Non-cash stock-based compensation expense	2,841	—
Depreciation, amortization and accretion	60,129	58,006
Interest expense, net	24,299	37,076
Income tax expense	—	75

Net Loss	$(22,261)	$(35,169)

Modified Gross Margin %	63%	61%

Modified EBITDA Margin %	35%	35%

Free Cash Flow:
Modified EBITDA	$65,008	$59,988
Less: Capital Expenditures	37,946	39,330

Unlevered Free Cash Flow	27,062	20,658
Less: Net interest expense, including financing costs (5)	(24,299)	(37,076)

Levered Free Cash Flow	$2,763	$(16,418)

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company has modified the name of its revenue categories in order to provide further clarity. This change reflects only a change in title and is consistent with reporting in prior periods. Please see page 5 of the press release for a further description.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.
(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.
(5)	Interest expense includes $8.6 million of financing related costs for first quarter of 2005.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	March 31, 2006	December 31, 2005	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$86,356	$85,468	1%
Data and Internet services	48,117	44,752	8%
Voice services (formerly switched services) (2)	42,932	43,267	-1%

Service Revenue	177,405	173,487	2%
Intercarrier compensation (3)	8,782	11,032	-20%

Total Revenue	186,187	184,519	1%

Expenses
Operating costs (4)	70,058	62,598

Gross Margin	116,129	121,921
Selling, general and administrative costs (4)	53,962	51,289
Depreciation, amortization and accretion	60,129	61,907

Operating Income	2,038	8,725
Interest expense (5)	(28,694)	(35,248)
Interest income	4,395	4,117

Net loss before income taxes	(22,261)	(22,406)
Income tax benefit	—	(150)

Net Loss	$(22,261)	$(22,256)

SUPPLEMENTAL INFORMATION TO RECONCILE IMPACTS OF NON-CASH STOCK-BASED COMPENSATION EXPENSE

Gross Margin	$116,129	$121,921
Add back non-cash stock-based compensation expense	489	—

Modified Gross Margin	116,618	121,921	-4%

Selling, general and administrative costs	53,962	51,289
Add back non-cash stock-based compensation expense	2,352	—

Modified EBITDA	65,008	70,632	-8%

Non-cash stock-based compensation expense	2,841	—
Depreciation, amortization and accretion	60,129	61,907
Interest expense, net	24,299	31,131
Income tax benefit	—	(150)

Net Loss	$(22,261)	$(22,256)

Modified Gross Margin %	63%	66%

Modified EBITDA Margin %	35%	38%

Free Cash Flow
Modified EBITDA	$65,008	$70,632
Less: Capital Expenditures	37,946	41,053

Unlevered Free Cash Flow	27,062	29,579
Less: Net interest expense, including financing costs (5)	(24,299)	(31,131)

Levered Free Cash Flow	$2,763	$(1,552)

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company has modified the name of its revenue categories in order to provide further clarity. This change reflects only a change in title and is consistent with reporting in prior periods. Please see page 5 of the press release for a further description.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.
(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.
(5)	Interest expense includes $5.5 million of financing related costs for fourth quarter of 2005.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended
	3/31/06	12/31/05	3/31/05
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	118,231	116,915	115,871

Basic and Diluted Loss per Common Share
Loss per share before non-cash stock-based compensation	$(0.17)	$(0.19)	$(0.30)
Impact of non-cash stock-based compensation	(0.02)	—	—

As Reported	$(0.19)	$(0.19)	$(0.30)

	As of
	3/31/06	12/31/05	3/31/05
Common shares (thousands)
Actual Shares Outstanding	119,527	117,382	116,079

Options (thousands)
Options Outstanding	17,448	19,512	19,468

Options Exercisable	11,833	13,158	12,912

Options Exercisable and In-the-Money	7,235	4,022	2,160

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	March 31, 2006	December 31, 2005
ASSETS
Cash and equivalents, and short-term investments
Cash and equivalents, and short-term investments	$321,521	$393,523
Funds held for debt redemption (2)	420,252	—

Total cash and equivalents, and short-term investments	741,773	393,523

Receivables	56,380	58,535
Less: allowance	(10,108)	(10,936)

Net receivables	46,272	47,599

Other current assets	27,736	28,251

Property, plant and equipment	2,515,887	2,480,113
Less: accumulated depreciation	(1,311,352)	(1,253,163)

Net property, plant and equipment	1,204,535	1,226,950

Other Assets	106,154	96,213

Total	$2,126,470	$1,792,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$29,906	$34,787
Deferred revenue	18,405	20,478
Accrued taxes, franchise and other fees	58,372	60,687
Accrued interest	15,695	35,211
Accrued payroll and benefits	25,318	28,757
Current portion of debt and lease obligations (3)	404,175	4,211
Other current liabilities	70,577	72,113

Total current liabilities	622,448	256,244

Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B due 11/30/2010 (4)	199,500	200,000
Floating rate senior secured notes, due 2/15/2011	240,000	240,000
9 1/4% senior unsecured notes, due 2/15/2014	400,437	400,451
10 1/8% senior unsecured notes, due 2/1/2011	400,000	400,000
2 3/8% convertible senior debentures, due 4/1/2026	373,750	—
Capital lease obligations	9,829	10,122
Less: current portion	(404,175)	(4,211)

Total long-term debt and capital lease obligations	1,219,341	1,246,362

Long-term Deferred Revenue	18,812	16,937
Other Long-Term Liabilities	8,680	8,479

Stockholders’ Equity	257,189	264,514

Total	$2,126,470	$1,792,536

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Represents call of $400 million of principal for 10 1/8% senior unsecured notes and related premium of $20.3 million.
(3)	Includes $400 million of 10 1/8% senior unsecured notes redeemed May 1, 2006.
(4)	Provides for an extension of the maturity date to November 30, 2012 if on or before November 30, 2010 the Floating rate senior secured notes and 10 1/8% senior unsecured notes are refinanced to a maturity date no earlier than November 30, 2013.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2005				2006 Mar. 31
	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Route Miles
Metro	12,835	13,053	13,427	13,589	13,913
Regional	7,015	7,015	7,015	7,015	7,015

Total	19,850	20,068	20,442	20,604	20,928

Buildings (2)
Fiber connected buildings (on-net)	5,281	5,501	5,752	5,982	6,185
Type II	14,576	15,057	15,581	16,246	16,865

Total	19,857	20,558	21,333	22,228	23,050

Networks
Class 5 Switches	39	39	38	38	38
Soft Switches	20	26	32	34	34

Headcount
Total Headcount	2,019	2,029	2,022	2,034	2,055
Sales Associates (3)	317	312	312	318	330

Customers	10,740	11,088	11,439	11,834	12,181

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for voice services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Includes Sales Account Executives and Customer Care Specialists.